Exhibit 10.1
Information Concerning Executive Compensation

It has been the policy of Leucadia National Corporation (the "Company") since the current management took over in 1978 to emphasize performance based compensation through the payment of discretionary bonuses.

On January 26, 2010, the Company's Board of Directors, upon the recommendation of the Compensation Committee in consultation with Ian M. Cumming, Chairman of the Board, and Joseph S. Steinberg, President of the Company, approved annual salary increases (effective January 1, 2010) and discretionary 2009 cash bonuses for each of the Company's executive officers who were included as named executive officers in the Company's 2009 proxy statement (other than Mr. Cumming and Mr. Steinberg1 ).

Name	Base Salary in 2010	Bonus Award for 20092

Thomas E. Mara	$364,000	$610,590

Joseph A. Orlando	$331,000	$809,630

Justin R. Wheeler	$300,000	$847,500

_______________________

1 Consistent with past practice, bonuses for 2009 for Messrs. Cumming and Steinberg will be considered by the Compensation Committee of the Board of Directors at the Board of Directors meeting to be held following the Company's 2010 annual meeting of shareholders.

2Includes annual holiday bonus paid to all employees based on a percentage of salary of $10,590 for Mr. Mara, $9,630 for Mr. Orlando and $7,500 for Mr. Wheeler.